UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report: May 3, 2009 (Date of earliest event reported)

Milacron Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-08485	31-1062125
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4165 Half Acre Road, Batavia, Ohio		45103
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (513) 536-2000

N/A (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Form 8-K

Item 1.01  Entry into a Material Definitive Agreement

Milacron Inc. (the “Company”) and certain of its subsidiaries (collectively, the “Debtors”) have entered into a definitive Purchase Agreement as of May 3, 2009 (the “Purchase Agreement”) to sell substantially all of their assets to a company (the “Purchaser”) formed by affiliates of Avenue Capital Group, certain funds and/or accounts managed by DDJ Capital Management LLC and certain other entities that together hold approximately 93% of the Milacron’s 11½% Senior Secured Notes (the “Participating Noteholders”) for total consideration estimated at approximately $175 million.

The Purchase Agreement is on substantially the same terms as the agreement in principle for such a sale announced on March 10, 2009, the same day the Debtors filed for Chapter 11 protection in the U.S. Bankruptcy Court for the Southern District of Ohio (the “Bankruptcy Court”).  In return for the Debtors’ assets, the Participating Noteholders will, among other things, repay or assume the Company’s debtor-in-possession loan facilities, assume certain of the Debtors’ other liabilities, including ordinary course liabilities and other debt, credit bid $6.1 million of pre-petition secured notes and provide additional consideration to non-Participating Noteholders. The Purchase Agreement is part of a comprehensive financial restructuring intended to permit the Debtors to continue as going concerns with substantially less debt.  The Purchase Agreement is subject to Bankruptcy Court approval and certain other conditions, as well as potential competing bids from other parties solicited under procedures described below.

As reported in the Company’s Current Report on Form 8-K filed on April 29, 2009, the Debtors have filed a motion (the “Motion”) in  the Bankruptcy Court for approval of Bid Procedures (the “Proposed Bid Procedures”) to be employed with respect to the sale of the Debtors’ assets pursuant to Section 363 of the Bankruptcy Code.  The Proposed Bid Procedures contemplate approval of the Purchaser as the “stalking horse bidder” for substantially all of the Debtors’ assets under the Purchase Agreement.

The Proposed Bid Procedures set forth procedures by which the Debtors will solicit submission of other qualified bids (in addition to the Purchase Agreement) for the Debtors’ assets by June 24, 2009.  Under the proposed procedures, if no other qualified bids are received by June 24, 2009, Milacron will request Bankruptcy Court approval of the sale on June 26, 2009.  If at least one other qualified bid is received, an auction will be held on July 17, 2009.  Pursuant to the Proposed Bid Procedures, and as contemplated by the Purchase Agreement, the Debtors’ assets would be sold to the qualified bidder submitting the highest and best offer, subject to Bankruptcy Court approval.  The Motion requests the Bankruptcy Court to approve a break-up fee, expense reimbursement and other bid protections for the Purchaser set forth in the Purchase Agreement in recognition of its “stalking horse” status.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report.

Item 7.01  Regulation FD

On May 6, 2009, the Company filed with the Bankruptcy Court its monthly operating report for March 2009 (the “Monthly Operating Report”).  The Monthly Operating Report is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The Monthly Operating Report is available on the internet website of the claims agent Kurtzman Carson Consultants, LLC, at http://www.kccllc.net/.

Item 9.01

Financial Statements and Exhibit

(d) Exhibits

Exhibit No.

Description

10.1

Purchase Agreement among Milacron Inc., certain of its subsidiaries and MI 363 BID LLC, dated as of May 3, 2009

99.1

Monthly Operating Report for March 2009, filed with the United States Bankruptcy Court for the Southern District of Ohio, Western Division.

Forward-Looking Statements

Any  forward-looking statements in this Form 8-K (including the exhibits) by their nature involve risks and uncertainties that could significantly impact operations, markets, products and expected results, including the current ongoing credit crisis, deteriorating global economic conditions,  the potential adverse impact of its Chapter 11 cases on the Company’s operations and relationships with customers and suppliers and its ability to sell all or substantially all of its assets to the Purchaser or another purchaser.  For further information please refer to the Cautionary Statement included in the Company’s most recent Form 10-Q on file with the Securities and Exchange Commission.  The Company disclaims any obligation to update such forward-looking statements.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Milacron Inc.

Date: May 7, 2009 By:	/s/ John C. Francy
Name: John C. Francy
Title: Vice President-Finance, Chief Financial Officer and Treasurer